Exhibit 99.1

Omni Bio Announces First Infusion in Phase I/II Clinical Trial of
Alpha 1 Antitrypsin in Recently Diagnosed Diabetic Patients

Treatment Commences at Barbara Davis Center for Childhood Diabetes
at University of Colorado Denver Anschutz Medical Campus

DENVER, CO (Marketwire-October 18, 2010) Omni Bio Pharmaceutical, Inc (“Omni Bio”) (OTCBB: OMBP) today announced that the first patient has been infused in its FDA-cleared Phase I/II human clinical trial of Alpha-1 antitrypsin (“AAT”) in recently diagnosed Type 1 diabetics at the Barbara Davis Center for Childhood Diabetes at the University of Colorado Denver Anschutz Medical Campus.

The Phase I/II clinical trial is evaluating the potential of AAT to halt or reduce the deterioration of islet beta cells that causes Type 1 diabetes. While Type 1 diabetics will experience islet beta cell destruction, the trial evaluates whether AAT treatment may help stop the course of disease in newly diagnosed diabetics who may have remaining islet beta cells.

AAT is an FDA-approved, off-patent drug with an almost 20-year safety track record as an approved treatment in the approximately $400 million market for emphysema in AAT deficient patients. Omni Bio believes that the market opportunity for the use of AAT in treating Type 1 diabetes may exceed the current market.

Dr. Charles A. Dinarello, Acting Chief Executive Officer of Omni Bio, stated, “Following promising preclinical evidence of AAT in Type 1 diabetes, we filed with the FDA to move right into a Phase I/II clinical trial in newly diagnosed Type 1 diabetic patients. We are encouraged by the agency’s clearance to advance from the preclinical stage into actual patients, and the initial patient infusion is a major milestone for Omni Bio. If AAT is effective in disrupting the deterioration of the islet beta cells, we believe that we may be able to expedite our time to market in Type 1 diabetes, given the significance of the unmet medical need and the supportive safety track record of AAT in its currently approved indication.”

Dr. Dinarello continued, “Type 1 diabetes is a large and attractive market for Omni Bio, and we believe that our method of use patent applications surrounding AAT further position us to capitalize on this opportunity to deliver shareholder value while improving treatment for up to 20,000 Type 1 diabetics diagnosed in the U.S. each year.”

About the Phase I/II Trial

The FDA-cleared Phase I/II human clinical trial of AAT in recently diagnosed Type 1 diabetics is underway at the Barbara Davis Center for Childhood Diabetes at the University of Colorado Denver Anschutz Medical Campus. Patients will receive an eight-week treatment course of AAT infusions, followed by two years of monitoring. Targeted enrollment is initially 15 patients, and may be expanded to up to 50 patients pending positive data in critical measurements.

About AAT in Type 1 Diabetes

Type 1 diabetes is an autoimmune disease in which the immune system attacks insulin-producing beta cells in the pancreas, which are necessary for the body to maintain proper blood glucose levels. Not all beta cells are typically destroyed at the time of diagnosis, and between 15-40% remain healthy and able to produce insulin. Preserving these remaining beta cells is the goal of AAT therapy in Type 1 diabetics, as their ability to naturally produce even small amounts of insulin can improve blood sugar control, simplify daily management of diabetes, and reduce the risk of long term complications.

About Omni Bio Pharmaceutical, Inc.

Omni Bio Pharmaceutical, Inc. is an emerging biopharmaceutical company formed to acquire, license, and develop existing therapies for indications with substantial commercialization potential. Omni Bio’s core technology and pipeline are based on issued and pending patents licensed from the University of Colorado Denver (“UCD”) and a privately held corporation surrounding the broader therapeutic potential of currently marketed therapies. One of Omni Bio’s lead development programs is evaluating an FDA-approved, off-patent drug, AAT, for the treatment of Type 1 diabetes. Novel discoveries made at UCD indicate that AAT has the potential to address a variety of indications in the areas of bacterial and viral disorders, biohazards, diabetes and transplant rejection.

Omni Bio is led by Acting CEO Dr. Charles Dinarello, Professor of Medicine in the Division of Infectious Diseases at UCD. Dr. Dinarello is considered a founding father of cytokine biology. For additional information, please visit www.omnibiopharma.com.

Forward-Looking Statements

Some of the statements made in this press release are forward-looking statements that reflect management’s current views and expectations with respect to future events, including the clinical trial. These forward-looking statements are not a guarantee of future events and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual events to differ materially from those expressed or implied by the statements. These risks and uncertainties are based on a number of factors, including but not limited to the business risks disclosed in our SEC filings, especially the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Omni Bio Pharmaceutical, Inc.
Edward C. Larkin
Chief Operating Officer
720-488-4708

The Ruth Group
Sara Pellegrino / Ashleigh Barreto (investors)
646-536-7002 / 7028
spellegrino@theruthgroup.com / abarreto@theruthgroup.com